EXHIBIT 99.1
                                                                    ------------


FOR IMMEDIATE RELEASE

  Corey M. Horowitz, Chairman and CEO
  Network-1 Security Solutions, Inc.
  (212) 829-5770


       NETWORK-1 ANNOUNCES SPECIAL LICENSING PROGRAM FOR EARLY ADOPTERS OF
           ESSENTIAL IEEE 802.3AF POWER OVER ETHERNET (POE) TECHNOLOGY

         MICROSEMI AGREES TO BECOME FIRST LICENSEE UNDER THE NEW PROGRAM

     NEW YORK, JUNE 30, 2008 - Network-1 Security Solutions, Inc. today announced the introduction of a new Special Licensing Program for its Remote Power Patent (US Patent No. 6,218,930) entitled, "Apparatus and Method for Remotely Powering Access Equipment Over a 10/100 Switched Ethernet Network". The Remote Power Patent relates to, among other things, several key technologies underlying the IEEE 802.3af Power over Ethernet (PoE) standard (the "PoE Standard") that was approved in June 2003 by the Institute of Electrical and Electronic Engineers (the "IEEE").

     The Special Licensing Program is of limited duration (through December 31,
2008) and is being implemented on an industry-wide basis to offer discounted running royalty rates and exceptions to Network-1's standard licensing terms and conditions for the `930 Patent to vendors of finished products that comply with the PoE Standard, including equipment defined in the PoE Standard as Power Sourcing Equipment (PSE) and Powered Devices (PD).

     The Special Licensing Program will be available to all vendors of PoE equipment including those companies that are defendants in the recent patent litigation filed by Network-1 against several major data networking equipment manufacturers in the U.S. District Court for the Eastern District of Texas and who enter into a license agreement with Network-1 within 120 days of a scheduling order being entered in the case. Detailed royalty information is now available for review by qualified vendors of Power over Ethernet equipment. Interested parties should contact Network-1 for such information.

     As previously announced, Network-1 recently entered into an agreement (the "Agreement") with Microsemi Corp-Analog Mixed Signal Group Ltd ("Microsemi") (previously PowerDsine Ltd), a subsidiary of Microsemi Corporation (Nasdaq:
MSCC) which, among other things, enables Microsemi to assist in its customers evaluation of the Remote Power Patent and the terms being made available to vendors of PoE equipment pursuant to the Special Licensing Program.
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     The Agreement also provides that Microsemi will, by August 15, 2008, enter into a license agreement under the Special Licensing Program for certain Midspan PoE products. Microsemi designs, develops and supplies PoE Midspans, systems, integrated circuits and modules that enable the implementation of power over Ethernet in local area networks and provide the capability to deliver and manage electrical power over existing data network cables.

     Network-1 has been offering licenses to the Remote Power Patent since early 2004 prior to the industries adoption of the Standard which was finalized by the IEEE in late 2003. In an effort to license the technology underlying the Remote Power Patent in a non-disruptive manner that would promote the growth of PoE, Network-1 voluntarily agreed to offer licenses on reasonable and non-discriminatory terms during 2004 and, during 2005 and 2006, offered similar licenses to the industry as part of our former Power Up Licensing Program. The Special Licensing Program, once again, offers licenses at substantial discounts to our standard (and RAND) terms. However, at the expiration of the Special Licensing Program, Network-1 will no longer being offering "early adopter" discounted licenses to the Remote Power Patent and will only offer licenses at its standard royalty rates, which are substantially higher than both its Special Licensing Program rates and its RAND rates.

     "It's been our intention to work with the industry to simplify licensing of this critical technology without the cost and distraction of unnecessary litigation, which the industry seems to enjoy as evidenced by its lack of response to our licensing programs", said Corey Horowitz, Network-1 Chairman and CEO. "We have always been committed to an industry wide licensing program that promotes, rather than inhibits, the growth of PoE" continued Mr. Horowitz. "While we believe we never had any obligation to offer so-called RAND licenses we have done so in the spirit of accommodating the industry and we will continue to do so through December 31. After that, we will only offer licenses on our standard terms and conditions which will be substantially higher as a result of having to aggressively enforce our IP rights for the benefit of our shareholders".

     Analysts forecast explosive growth for the PoE market since it is an enabler of reliable, cost effective deployment of next generation IT solutions, including Voice over IP and Wireless LANS. By taking advantage of PoE technology, companies can deploy next generation solutions such as Voice over IP and Wireless LAN's without having to run separate power cables. PoE technology provides numerous benefits including significant deployment savings and increased service reliability through centralized backup power. These benefits have caused industry analysts to identify PoE as a "must have" technology and vendors have responded with a wealth of new products offerings.

     Indeed, industry analysts expect PoE to become a defacto technology embedded in LAN Ethernet switches that power devices such as wireless access points, VOIP telephones, and network cameras, among others. Industry analysts estimate that in 2007 fully 20% of all Ethernet switch ports were PoE enabled and between 90% and 95% of IP Phones and Wireless Access Points were also so enabled.

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ABOUT NETWORK-1 SECURITY SOLUTIONS, INC.

     Network-1 Security Solutions, Inc. is engaged in the acquisition, development, licensing and protection of its intellectual property and proprietary technologies. The Company owns six patents covering various telecommunications and data networking technologies. As part of its business strategy it is offering licenses to third parties who Network-1 believes could benefit from the technologies covered by its patents.

INVESTOR CONTACT:
Harriet Fried / Jody Burfening
Lippert/Heilshorn & Associates
212-838-3777
HFried@lhaicom